Exhibit 5

KILPATRICK STOCKTON LLP	Attorneys at Law Suite 2800 1100 Peachtree Street Atlanta, Georgia 30309-4530 Telephone: 404.815.6500 Facsimile: 404.815.6555

February 5, 2001	Web site: www.kilpatrickstockton.com E-mail: jdavidson@kilpatrickstockton.com Direct Dial: 404.815.6483

Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, Georgia 30097

                            Re:          Form S-8 Registration Statement

Gentlemen:

             We have acted as counsel for Innotrac Corporation, a Georgia corporation (the “Company”), in the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) relating to the Company’s Stock Option and Incentive Award Plan (the “Plan”) and the proposed offer and sale of up to 2,800,000 shares of the Company’s common stock, par value $0.10 per share the “Shares”) pursuant thereto.

             In connection with the preparation of the Registration Statement, we have examined originals or copies of such corporate records, documents, and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances.

             On the basis of the foregoing, it is our opinion that the offer and sale of the Shares pursuant to the Plan have been duly authorized by the Board of Directors of the Company, and such Shares, when issued in accordance with the terms and conditions of the plan, will be legally and validly issued, fully paid, and non-assessable.

             We hereby consent of the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, KILPATRICK STOCKTON LLP /s/ Jan M. Davidson Jan M. Davidson, a Partner